Pricing Supplement No. G60 To the Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 May 25, 2011

Financial Products	$1,925,000 CS Notes due May 31, 2016 Linked to the Performance of the Credit Suisse Merger Arbitrage Liquid Risk Controlled Index
General
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The securities are designed for investors who seek a repayment of the principal amount of securities they hold at maturity plus a leveraged return based on the appreciation of the Credit Suisse Merger Arbitrage Liquid Risk Controlled Index, if any. Investors should be willing to forgo interest and dividend payments. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 31, 2016.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
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The securities priced on May 25, 2011 (the “Trade Date”) and are expected to settle on May 31, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:	The Credit Suisse Merger Arbitrage Liquid Risk Controlled Index. The Underlying is reported by Bloomberg under the ticker symbol “CSLABM05”.
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return:	•	If the Final Level is greater than the Initial Level, the Underlying Return will be calculated as follows:
	Upside Participation Rate x	Final Level – Initial Level Initial Level
	•	If the Final Level is less than or equal to the Initial Level, the Underlying Return will equal 0%.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Upside Participation Rate:	130%
Initial Level:	1041.55
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:†	May 25, 2016
Maturity Date:†	May 31, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546E6C3
†  The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$25.00	$975.00
Total	$1,925,000.00	$48,125.00	$1,876,875.00
(1) We or one of our affiliates will pay discounts and commissions of $25.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,925,000.00	$223.49

Credit Suisse

May 25, 2011

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. G-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts on the Securities

The table and scenarios below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical scenarios assuming an Initial Level of 1040 and an Upside Participation Rate of 130%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level determined on the Valuation Date. Any payment you will be entitled to receive on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and scenarios below have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying	Underlying Return	Redemption Amount
2080.00	100.00%	130.00%	$2,300.00
1976.00	90.00%	117.00%	$2,170.00
1872.00	80.00%	104.00%	$2,040.00
1768.00	70.00%	91.00%	$1,910.00
1664.00	60.00%	78.00%	$1,780.00
1560.00	50.00%	65.00%	$1,650.00
1456.00	40.00%	52.00%	$1,520.00
1352.00	30.00%	39.00%	$1,390.00
1248.00	20.00%	26.00%	$1,260.00
1196.00	15.00%	19.50%	$1,195.00
1144.00	10.00%	13.00%	$1,130.00
1092.00	5.00%	6.50%	$1,065.00
1040.00	0.00%	0.00%	$1,000.00
936.00	−10.00%	0.00%	$1000.00
832.00	−20.00%	0.00%	$1000.00
728.00	−30.00%	0.00%	$1000.00
624.00	−40.00%	0.00%	$1000.00
520.00	−50.00%	0.00%	$1000.00
416.00	−60.00%	0.00%	$1000.00
312.00	−70.00%	0.00%	$1000.00
208.00	−80.00%	0.00%	$1000.00
104.00	−90.00%	0.00%	$1000.00
0.00	−100.00%	0.00%	$1000.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Level is 1352 an increase of 30% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	the Upside Participation Rate × [(Final Level - Initial Level)/Initial Level]
	=	130% × [(1352 - 1040)/1040]
	=	39.00%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 1.390
	=	$1,390.00
In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,390.00 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Scenario 2:

Scenario 2 assumes the Final Level is 1040, equal to the Initial Level. Because the Final Level is equal to the Initial Level, the Underlying Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 3:

Scenario 3 assumes the Final Level is 832, a decrease of 20% from the Initial Level. Because the Final Level is less than the Initial Level, the Underlying Return is equal to zero, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less on the securities than you could have earned on ordinary interest bearing debt securities with similar maturities, including other of our debt securities, since the payment on the securities is based on the performance of the Underlying. Because the payment on the securities may be less than the principal amount, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THERE IS NO GUARANTEE THAT THE UNDERLYING WILL ACHIEVE ITS STATED TARGET OF 5% ANNUALIZED VOLATILITY – The Underlying is designed to control the level of risk of the Base Index (as defined below) by establishing a specific volatility target and adjusting the exposure to the Base Index monthly based on its observed volatility. On each Relevering Day (as defined below), the exposure of the Underlying to the Base Index is reset to equal the ratio of the target annualized volatility (5%) to the  realized annualized volatility of the Base Index over the 30 business days ending two business days prior to that Relevering Day.  If the realized annualized volatility of the Base Index is below the target volatility of 5%, the exposure to the Base Index is increased up to a maximum of 150%, and, conversely, if the realized annualized volatility of the Base Index is above the target volatility, the exposure to the Base Index is decreased to a minimum of 0%.  There is no guarantee that the Underlying will achieve its stated target of 5% annualized volatility. For more information, please see “The Credit Suisse Merger Arbitrage Liquid Risk Controlled Index” below.

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VARYING LEVELS OF EXPOSURE TO THE BASE INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR SECURITIES – The formula designed to control the level of risk of the Base Index could result in exposure to the Base Index of greater than 100% during a month in which the Base Index declines or exposure to the Base Index of less than 100% during a month in which the Base Index increases.  If the level of the Base Index decreases during a month in which such exposure exceeds 100%, the value of your securities will decline to a greater degree than if your securities were linked to the performance of the Base Index on an unleveraged basis.  Conversely, if the level of the Base Index increases during a month in which such exposure is less than 100%, the value of your securities will appreciate to a lesser degree than if your securities were linked to the performance of the Base Index on a one-to-one basis. There is no guarantee that the formula designed to control the level of risk of the Base Index will minimize any potential losses or maximize any potential gains.  For more information, please see “The Credit Suisse Merger Arbitrage Liquid Risk Controlled Index” below.

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THE SECURITIES MAY BE SUBJECT TO FOREIGN CURRENCY RISK IF ONE OR MORE OF THE BASE INDEX COMPONENTS IS A FOREIGN EQUITY SECURITY – If the Base Index contains a Base Index Component (as defined below) that is a security denominated in, or with a functional currency that is, a currency other than U.S. dollars, the securities, which are denominated in U.S. dollars, are subject to foreign currency risk because the return on the securities is linked to the performance of the Underlying, the value of which is partly dependent on such non-U.S. denominated Base Index Component. Foreign currency risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the Base Index Components, the level of the Base Index and the Underlying, and the value of the securities.

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AN INVESTMENT IN THE SECURITIES MAY BE SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS – The Base Index Components may have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility and governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, corporate governance, disclosure, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible. The risks of the economies of emerging market countries are relevant for securities linked to the Base Index which includes Base Index Components composed of securities traded in one or more emerging market countries.

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YOUR RETURN ON THE SECURITIES OR UPON REPURCHASE WILL BE REDUCED BY THE FEES AND CHARGES ASSOCIATED WITH THE BASE INDEX – The value of the Base Index will be reduced by an accruing Underlying calculation fee, established by the Base Index Committee (as defined below), at 0.5% per annum and the cost that would be incurred to borrow money to fund the notional long position in the Base Index. These fees are built into the calculation of the level of the Base Index and, as a result, the closing level of the Base Index will be less than it would be if such fees were not included.

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WE ARE AFFILIATED WITH THE SPONSOR OF THE UNDERLYING AND THE BASE INDEX AND CERTAIN OF OUR EMPLOYEES OR EMPLOYEES OF OUR AFFILIATES ARE MEMBERS OF THE BASE INDEX COMMITTEE; CONFLICTS OF INTEREST MAY EXIST – The methodology and rules for the Underlying and the Base Index were developed by the Base Index Sponsor (as defined below), an affiliate of Credit Suisse. The Underlying is rebalanced periodically by the Base Index Sponsor and the Base Index Sponsor is responsible for the calculations used to determine the level of the Underlying. The Base Index Sponsor has the ability to take certain actions with respect to the calculations of the Underlying, including actions that could affect the level of the Underlying or your securities. Because determinations made by the Base Index Sponsor may affect the redemption amount, potential conflicts of interest may exist between us and the Base Index Sponsor and you. In addition, because our employees or employees of our affiliates are members of the Base Index Committee for the Underlying, potential conflicts of interest may exist between us and the committee and you. The Base Index Committee is the final authority on the Underlying and the interpretation of the Base Index Methodology. Neither we, the Base Index Sponsor nor the Base Index Committee will have any obligation to consider your interests as a holder of the securities in taking any actions that may affect the level of the Underlying and therefore the value of your securities.

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ANY OF THE PROPOSED MERGER TRANSACTIONS REFLECTED IN THE BASE INDEX MAY NOT BE COMPLETED, WHICH COULD ADVERSELY AFFECT THE PERFORMANCE OF THE BASE INDEX AND THE RETURN ON THE SECURITIES – The Base Index is designed to capture the spread, if any, between the price at which a Target (as defined below) trades after a proposed acquisition by merger of the Target is announced and the price that the Acquirer (as defined below) has proposed to pay for the Target. The spread between these two prices typically exists due to the uncertainty that the announced merger will close and, if it closes, that such merger will be at the initially proposed economic terms.  For a successful merger transaction, the spread is expected to approach zero by the closing date of the merger. There is no assurance that any of the transactions reflected in the Underlying will be successfully completed. In particular, in certain market conditions, it is possible that most or all of the transactions would not be completed. If any merger transaction reflected in the Base Index is not completed, the spread between the price offered for the Target and the price at which the shares of the Target trade is expected to widen. This could adversely affect the performance of the Base Index and the return on the securities.

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IF THE STOCK OF ANY ACQUIRER INCLUDED IN THE BASE INDEX CEASES TO BE “EASY TO BORROW,” THE STOCKS OF SUCH ACQUIRER AND THE CORRESPONDING TARGET WILL BE REMOVED FROM THE BASE INDEX AND WILL NOT BE ELIGIBLE FOR INCLUSION FOR ONE YEAR  – In transactions where the Acquirer proposes to purchase the shares of the Target by exchanging its own stock for the Target or exchanging a combination of cash and its own stock for the stock of the Target, the Base Index Components at all times will be limited to companies involved in transactions in which the stock of the Acquirer is “easy to borrow”. If the stock of the Acquirer included in the Base Index subsequently ceases to be “easy to borrow”, the stocks of both such Acquirer and the corresponding Target will be removed from the Underlying, and neither stock will be eligible for inclusion in the Base Index for one year. A stock is considered easy to borrow if such stock is available to be borrowed at what is then considered to be a market average fee that is applicable to stock borrow transactions, as determined by the sponsor of the Base Index in its sole and absolute discretion.  When a stock is so removed from the Base Index, the exposure to such stock in the Base Index is converted into a cash position reflecting the market value of the stock at the time it is removed. The removal of the stocks of an Acquirer and the corresponding Target from the Base Index could have an adverse effect on the performance of the Base Index and consequently on the return on the securities. In particular, once a stock has been removed from the Base Index, the Base Index will no longer benefit from any beneficial movement of such stock.

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THE BASE INDEX MAY NOT FULLY REFLECT MERGER TRANSACTIONS AND MAY REFLECT A LARGE CASH POSITION  – The Base Index will reflect a large position in cash if, at any time, only a few or no merger transactions meet the requirements for inclusion in the Base Index. The Base Index Methodology (as defined below) sets forth certain limits on the weight of any stock in the Base Index. Since no stock can exceed such weight limit in the Base Index, once the Base Index has been populated with all stocks that are eligible for inclusion at any time, any remaining capacity in the Base Index will reflect a cash position. The level of the Base Index will not reflect the returns, if any, of the merger arbitrage strategy underlying the Base Index with respect to the portion of the Base Index that is invested in cash.

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EXPOSURES TO SHORT POSITIONS IN THE BASE INDEX COMPONENTS MAY ADVERSELY AFFECT YOUR RETURN ON THE SECURITIES – Some Base Index Components will be negatively weighted (effectively reflecting a “short” position), and positive performance of Base Index Components that reflect a short position will have a negative impact on the level of the Base Index.  Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed.  It is possible that any short position included in the Base Index may appreciate substantially with an adverse impact on the level of the Base Index and therefore the value of your securities.

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THE UNDERLYING HAS LIMITED HISTORY AND MAY PERFORM IN UNEXPECTED WAYS – The Underlying was first calculated on February 24, 2011.  We have calculated hypothetical historical performance data for the Underlying from July 1, 2010 through February 23, 2011 to illustrate how the Underlying may have performed had it been created contemporaneously with the Base Index, but those calculations are subject to many limitations. Unlike actual historical performance, such calculations do not reflect actual trading, liquidity constraints, fees and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data assumptions, and estimates might result in materially different hypothetical performance.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment on the securities described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, and another of our affiliates, Credit Suisse Asset Management, LLC, is the Base Index Sponsor, potential conflicts of interest may exist between these affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you on the securities or the composition or methodology of the Underlying.

In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the Base Index Components, futures or options on the Base Index Components or the Base Index, or other derivative instruments with returns linked to the performance of Base Index Components or the Base Index, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the Base Index or the Base Index Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the Base Index and, accordingly, could affect the value of the securities and the amount payable to you on the securities or upon repurchase, as applicable.

We or our affiliates may currently or from time to time engage in business with the issuers of the Base Index Components, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the issuers of the Base Index Components. Any such views or recommendations may be inconsistent with purchasing or holding the securities.  Any prospective purchaser of securities should undertake such independent investigation of each company whose stock is included as a Base Index Component as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

With respect to any of the activities described above, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the securities into consideration at any time.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o the dividend rate on the stocks comprising the Underlying;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Credit Suisse Merger Arbitrage Liquid Risk Controlled Index

The Underlying is based on the Credit Suisse Merger Arbitrage Liquid Index (Excess Net) (the “Base Index”) with an overlying formula designed to control the level of risk of the Base Index by establishing a specific volatility target and dynamically adjusting the exposure to the Base Index based on its observed volatility.  The exposure to the Base Index is reset on the first U.S. trading day of each month (each, a “Relevering Day”) to equal the ratio of the target annualized volatility (5%) to the  realized annualized volatility of the Base Index over the 30 business days ending two business days prior to that Relevering Day.  If the realized annualized volatility of the Base Index is below the target volatility, the exposure to the Base Index is increased, and, conversely, if the realized annualized volatility of the Base Index is above the target volatility, the exposure to the Base Index is decreased.  Exposure to the Base Index is limited to a maximum of 150% and a minimum of 0%.

The exposure to the Base Index is reset monthly using a target annualized volatility of 5%, but there can be no guarantee that the Underlying will achieve this stated target.

The Underlying sponsor and Underlying calculation agent for the Underlying are the Base Index Sponsor and Base Index Calculation Agent (as defined below), respectively, designated for the Base Index below.

For information on the Base Index and how the Base Index is calculated, please refer to “—The Base Index – Credit Suisse Merger Arbitrage Liquid Index (Excess Net)” below.

Calculation

The following is the methodology used to operate the Underlying:

Parameters

σtarget is the target volatility (5%)

Lmin is the smallest permitted leverage amount (0%)

Lmax is the largest permitted leverage amount (150%)

n is the number of business days used in the volatility calculation (30)

It = closing level of the Base Index on calendar day “t”

Then Vt = closing level of the Underlying on calendar day “t” is defined to be

Where

r = the last Relevering Day prior to calendar day “t”

Lt = Leverage on calendar day “t”, which is defined as follows:

Lt = Lt-1 if “t” is not a Relevering Day

if “t” is a Relevering Day

Where σt = trailing annualized volatility of the Base Index from business day “t-n” to calendar day “t”

With

And Rt = log return of the Base Index from business day “t-1” to business day “t”

The Base Index – Credit Suisse Merger Arbitrage Liquid Index (Excess Net)

Credit Suisse Asset Management, LLC is the sponsor of the Base Index (the “Base Index Sponsor”).  The Base Index uses a quantitative methodology to track a dynamic basket of securities held as long or short positions (the “Base Index Components”) and cash-weighted in accordance with rules described below to reflect publicly announced merger and acquisition transactions that meet certain qualifying conditions.  The Base Index is governed by the set of rules specified below and does not track all possible merger or other acquisition transactions or any funds focused on merger and acquisition transactions.  The Base Index was established on July 1, 2010 with an initial value of 1,000.  Information contained in the Bloomberg page referenced below is not incorporated by reference herein.

Overview

The Base Index is designed to capture the spread, if any, between the price at which the stock of a company (each such company, a “Target”) trades after a proposed acquisition of such Target is announced and the price that the acquiring company (the “Acquirer”) has proposed to pay for the stock of Target.  The spread between these two prices typically exists due to the uncertainty that the announced merger or acquisition will close, and if it closes, that such merger or acquisition will be at the initially proposed economic terms.  For successful transactions, the spread is expected to approach zero by the closing date of the transaction.  The size of the spread itself will depend on the perceived risk of the deal closing, as well as the length of time expected until the deal is completed.

If the Acquirer proposes to buy the Target by exchanging only cash for the stock of the Target (a “Cash Transaction”), the Base Index will generally reflect a long position in the stock of the Target and no position in the stock of the Acquirer.  If the transaction is completed (a “Completed Deal”), the Base Index will reflect the long position in the Target’s stock being converted into a cash position on the closing date of such Completed Deal, but will not reflect any interest accrual on such cash position until the next Rebalancing Date (as defined below).

If the Acquirer proposes to buy the Target by exchanging its own stock for the stock of the Target (a “Stock Transaction”) or a combination of cash and its own stock (a “Cash And Stock Transaction”), the Base Index will generally reflect a long position in the stock of the Target and a proportional short position in the stock of the Acquirer based on the exchange ratio (the “Exchange Ratio”) for the transaction.  If the transaction is completed, the Base Index will reflect the long position in the Target’s stock being converted into a long position in the stock of the Acquirer (and a cash position in the case of a Cash And Stock Transaction) based on the Exchange Ratio, and such long position will be netted against the original short position in the Acquirer’s stock.  The Base Index will reflect 70% of any cash dividends paid on long Base Index Components, minus 100% of any cash dividends paid on any short Base Index Components, in each case on the ex-dividend date and converted into United States dollars if necessary, but will not reflect any interest accrual on the resulting cash position until the calendar day following the next Rebalancing Date.

Base Index Methodology – Base Index Universe

The Base Index Components consist of long positions in Target stocks and, in the case of Stock Transactions and Cash And Stock Transactions, short positions in Acquirer stocks that are the subject of a transaction reported on Bloomberg Professional Service (or such other service as selected by the Base Index Committee (as defined below), the “Reporting Service”) in which the Acquirer has announced or announces its intention to purchase the Target in a transaction in which no new public company would be formed (a “Deal”).

If the Reporting Service announces that a previously announced Deal has failed (a “Broken Deal”), then the stocks of both the Acquirer and the Target will be removed from the Base Index and the Base Index will reflect a net cash position reflecting the sale of the long position in the Target’s stock and the close-out of any short position in the Acquirer’s stock as of, and based on the closing price of such stock on, the fifth trading day following the date of such subsequent announcement, but will not reflect any interest accrual on such cash position until the next Rebalancing Date.  If such subsequent announcement is made after 6:00 p.m., New York City time, on a trading day, it will be considered to have been made on the immediately following trading day.  If, however, the Base Index Sponsor determines in its sole and absolute discretion that the Base Index Sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such Acquirer or such Target due to considerations relating to applicable laws or regulations, then the adjustments to the Base Index reflecting both the sale of the long position in such Target’s stock and the close-out of the short position in such Acquirer’s stock will not occur until such time as the Base Index Sponsor concludes that it and its affiliates would not be so precluded from purchasing or selling shares of either such Acquirer or such Target.

If an Acquirer makes a new offer for the Target with a different Exchange Ratio or other different material terms or a new offer in which transaction shifts from a Cash Transaction to a Stock Transaction or Cash And Stock Transaction (or vice versa), the Deal reflected by the original terms will be deemed a Broken Deal and the Deal on the new terms will be considered for inclusion in the Base Index Universe (as defined below).

If the listing of shares of either the Acquirer or Target is suspended on the principal exchange on which such shares are traded, then the stocks of both the Acquirer and the Target will be removed from the Base Index on the date of the suspension and not reinvested until the next Rebalancing Date.  For a Base Index Component whose shares have been suspended, the sale of the long position or the close-out of any short position will be based on the Base Index Calculation Agent’s estimate of the price that would have prevailed on the relevant exchange (as determined by the Base Index Calculation Agent in its sole discretion); for a Base Index Component whose shares have not been suspended, the Base Index will reflect the removal of such stock on the from the Base Index based on the closing price of such shares on the date of such suspension. If, however, the Base Index Sponsor determines in its sole and absolute discretion that the Base Index Sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such Acquirer or such Target due to considerations relating to applicable laws or regulations, then the adjustments to the Base Index reflecting both the sale of the long position in such Target’s stock and the close-out of the short position in such Acquirer’s stock will not occur until such time as the Base Index Sponsor concludes that it and its affiliates would not be so precluded from purchasing or selling shares of either such Acquirer or such Target.

All determinations regarding the effect on the Base Index of any announcement by any party to a Deal or a potential Deal will be made by the Base Index Committee in its sole and absolute discretion.

Liquidity Constraints

The Base Index Components are limited to companies that are the subject of Deals where the equity securities (excluding depositary receipts) of the Target (in the case of Cash Transactions) or of both the Target and Acquirer (in the case of Stock Transactions and Cash And Stock Transactions) are listed on primary exchanges in the United States, Canada and Western Europe.  In addition, companies are eligible for inclusion in the Base Index only where, on the date the relevant Deal is announced by the Reporting Service (the “announce date”), the Target has a market capitalization (calculated as the number of outstanding shares multiplied by the last available traded price, converted to U.S. dollars if necessary) greater than U.S. $500 million and the Target has an average monthly trading volume greater than $25 million.  If the announcement of a Deal is made after 6:00 p.m., New York City time on a trading day, the announce date will be considered to be the immediately following trading day.  The average monthly trading volume is calculated as 20 times the average daily U.S. dollar value traded over the 120 trading days immediately preceding the relevant announce date. Prior to September 1, 2010, if a Target had an average monthly trading volume (calculated as described in the preceding sentence) of less than $25 million, such Target remained eligible for inclusion in the Base Index, but its net weight (as defined below) was capped based on this average monthly trading volume.

In the case of Stock Transactions and Cash And Stock Transactions, the Base Index Components at all times will be limited to companies that are the subject of Deals where the stock of the Acquirer is “easy to borrow”.  A stock is considered easy to borrow at any time if such stock is available to be borrowed at that time at what is then considered to be a market average fee for stock borrow transactions, as determined by the Base Index Sponsor in its sole and absolute discretion.  If the Base Index Sponsor determines that the stock of an Acquirer included in the Base Index subsequently ceases to be “easy to borrow” for two consecutive trading days, the stocks of both such Acquirer and the corresponding Target will be removed from the Base Index and the Base Index will reflect a net cash position reflecting the sale of the long position in the Target’s stock and the close-out of the short position in the Acquirer’s stock as of, and based on the closing price of such stock, on the trading day following the date of such determination by the Base Index Sponsor, but will not reflect any interest accrual on such cash position until the next Rebalancing Date.  If, however, the Base Index Sponsor determines in its sole and absolute discretion that the Base Index Sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such Acquirer or such Target due to considerations relating to applicable laws or regulations, then the adjustments to the Base Index reflecting both the sale of the long position in such Target’s stock and the close-out of the short position in such Acquirer’s stock will not occur until such time as the Base Index Sponsor concludes that it and its affiliates would not be so be precluded from purchasing or selling shares of either such Acquirer or such Target.  If a Base Index Component is removed from the Base Index because the stock of the Acquirer has ceased to be “easy to borrow”, it will not be eligible for inclusion in the Base Index for one year.

The Base Index Components will not include companies to which the Base Index Sponsor or any of its affiliates is an advisor in connection with the relevant Deal or is otherwise materially involved in that Deal as of the announce date, or any other companies the shares of which the Base Index Sponsor or any of its affiliates would be precluded from purchasing or selling due to considerations relating to applicable laws and regulations, or determined by the Base Index Sponsor in its sole and absolute discretion.  If the Base Index Sponsor determines, in its sole and absolute discretion, that, due to considerations relating to applicable laws or regulations, the Base Index Sponsor or any of its affiliates would be required to divest itself of the shares of either the Acquirer or the Target in any Deal, any shares of the Acquirer and the Target of such Deal will be removed from the Base Index, and the Base Index will reflect such Base Index Components being converted into a cash position reflecting the sale of the long position in the Target’s stock and the close-out of any short position in the Acquirer’s stock as of, and based on the closing price of such Base Index Components, on such day as the Base Index Sponsor shall determine in its sole and absolute discretion constitutes a day on which the divestiture of such positions by the Base Index Sponsor or its affiliates would comply with applicable laws and regulations, but will not reflect any interest accrual on such cash position until the next Rebalancing Date.

Arbitrage Constraints

The Base Index Methodology uses systematic constraints intended to ensure that Deals selected to be represented in the Base Index have arbitrage potential.  Therefore, the terms of the Deal must reflect an offer price for the Target on the “announce date” that exceeds the arithmetic average of the closing prices of the Target’s stock over the twenty days prior to the announce date.  In the case of a Cash Transaction, the amount of cash to be paid per share of the Target’s stock must be fixed, and in the case of a Stock Transaction or a Cash And Stock Transaction, the Exchange Ratio (including the amount of any cash portion) must be fixed.  In addition, the ownership sought by the Acquirer, together with any existing ownership stakes, must be greater than 95% of the outstanding common shares of the Target, and the new ownership sought by the Acquirer cannot be less than 10% of the outstanding common shares of the Target.

Deals that meet the criteria contained in both the liquidity constraints and the arbitrage constraints set forth above constitute the “Base Index Universe”.

Weighting and Rebalancing

The weight of each Base Index Component is determined on the third trading day following the announce date relating to such Base Index Component, and each Base Index Component is added to the Base Index on the fifth trading day following the announce date (each such date where a Base Index Component is added to the Base Index, a “Rebalancing Date”).  The raw weight (the “Raw Weight”) of any Target to be included in the Base Index is calculated as the percentage obtained by dividing the cube root of the market capitalization of the Target by the sum of the cube roots of the market capitalizations of the Targets in each Deal included in the Base Index Universe (including any deal added on that Rebalancing Date) that is neither a Completed Deal nor a Broken Deal, all as of the relevant announce date and all expressed in U.S. dollars.  The net weight (the “Net Weight”) of any Target is equal to its Raw Weight, except that the Net Weight of each Target is capped at a maximum of 7.5% of the closing level of the Base Index as of the third trading day following the relevant announce date.  The Net Weight of each Target will represent a long position in that Target in the Base Index.  For Stock Transactions and Cash And Stock Transactions, the Net Weight of the Acquirer to be included in the Base Index is proportional to the Net Weight of the corresponding Target based on the Exchange Ratio, and represents a short position in the Acquirer in the Base Index, except that if the absolute value of such Net Weight of the Acquirer would exceed 7.5%, the absolute value of the Net Weight of the Acquirer will be reduced to 7.5%, and the Net Weight of the Target in such transaction will be reduced proportionally.  On each Rebalancing Date, the Net Weight of any Base Index Component that has been removed from the Base Index will be zero.

Following these determinations, each Target to be included in the Base Index is sorted by Raw Weight.  The uninvested cash position represented by the Base Index as of the relevant Rebalancing Date will be hypothetically invested in Targets and, for Stock Transactions and Cash And Stock Transactions, Acquirers selected from the Base Index Universe in descending order based on the Raw Weight of the Target in deals involving Targets not previously included in the Base Index (with the amount of such investment being equal to the aggregate value of the long positions minus the absolute value of the aggregate value of the short positions), until such uninvested cash position has been exhausted or there is insufficient uninvested cash to fully invest, with any remaining amount held hypothetically in cash.  If there is insufficient uninvested cash to fully invest, the Net Weight of the final Target to be included in the Base Index on such Rebalancing Date will be reduced such that the Base Index will include a hypothetical partial investment in such Target, and the Net Weight or any corresponding Acquirer will be reduced proportionally.  If on any Rebalancing Date (including, for the avoidance of doubt, a date on which the number of Base Index Components is fewer than 20) the Base Index reflects a cash balance of less than 2% of the Base Index level, no positions will be added.

Notwithstanding the foregoing, pursuant to a rule change effective as of September 1, 2010, if, on any date, the number of Base Index Components is fewer than 20, companies will be eligible for inclusion in the Base Index if, on an announce date occurring at least five trading days prior to such date, the Target had a market capitalization (calculated as the number of outstanding shares multiplied by the last available traded price, converted to U.S. dollars if necessary) greater than U.S. $250 million, and additional deals that meet such requirement and otherwise meet the liquidity constraints and arbitrage constraints will be immediately added to the Base Index, in descending order based on the market capitalization of the Target, until the number of Base Index Components reaches 20.  If a Base Index Component is added in the manner described in this paragraph, the date that it is added will be a Rebalancing Date and the Raw Weight of such Base Index will be calculated as described above, but the Net Weight of such Base Index Component will be capped at a maximum of 0.05% of the closing level of the Base Index as of the third trading day following the relevant announce date.

In addition, all notional positions in the Base Index (both Base Index Components and cash) will be reduced on a monthly basis to account for an index calculation fee equal to 0.50% per annum, accrued daily, and for the cost that would be incurred to borrow money to fund the notional long positions in the Base Index.

Positions

The following is a list of the Base Index Components and their weights in the Base Index as of April 26, 2011. Negative values indicate a short exposure.

99 CENTS ONLY STORES	1.9%
AMB PROPERTY CORP	-3.8%
AMERICAN MEDICAL SYS HLDGS	2.0%
BANK OF MONTREAL	-3.4%
BECKMAN COULTER INC	3.0%
BUCYRUS INTERNATIONAL INC	4.2%
CEPHALON INC	2.6%
CHAUCER HOLDINGS PLC	1.1%
CNA SURETY CORP	2.4%
COMERICA INC	-1.6%
DANISCO A/S	3.7%
DEMAG CRANES AG	1.6%
DOLLAR THRIFTY AUTOMOTIVE GP	1.5%
DPL INC	2.3%
DUKE ENERGY CORP	-4.6%
ENSCO PLC-SPON ADR	-2.0%
EPICOR SOFTWARE CORP	1.5%
EXCO RESOURCES INC	3.6%
FAMILY DOLLAR STORES	3.1%
FRONTIER OIL CORP	2.3%
GEWISS SPA	0.2%
GRAHAM PACKAGING CO INC	1.7%
GSI COMMERCE INC	2.1%
HERTZ GLOBAL HOLDINGS INC	-0.3%
HOLLY CORP	-2.3%
HUGHES COMMUNICATIONS INC	1.7%
INTERNATIONAL COAL GROUP INC	2.1%
KINDRED HEALTHCARE INC	-0.5%
L-1 IDENTITY SOLUTIONS INC	2.1%
LUBRIZOL CORP	3.3%
MAN SE	3.5%
MARSHALL & ILSLEY CORP	3.4%
NATIONAL SEMICONDUCTOR CORP	2.5%
NATIONWIDE HEALTH PPTYS INC	3.0%
NORTHEAST UTILITIES	-4.1%
NSTAR	3.9%
OPTIONSXPRESS HOLDINGS INC	1.6%
PARMALAT SPA	2.7%
PREPAID LEGAL SERVICES INC	1.6%
PRIDE INTERNATIONAL INC	3.2%
PROGRESS ENERGY INC	4.4%
PROLOGIS	3.8%
REHABCARE GROUP INC	1.6%
ROTH & RAU AG	1.2%
SCHWAB (CHARLES) GROUP	-1.6%
SILGAN HOLDINGS INC	-1.3%
SOCIETE DES AUTOROUTES PARIS	1.9%
SRA INTERNATIONAL INC-CL A	1.9%
STERLING BANCSHARES INC/TX	1.6%
TOGNUM AG	2.6%
VARIAN SEMICONDUCTOR EQUIP	2.3%
VENTAS INC	-3.0%
WARNER MUSIC GROUP CORP	1.5%

Base Index Level Calculation

Summary

The Base Index level at any given time equals the following:

(i) The then current value in United States dollars of the long Base Index Components then represented in the Base Index, plus

(ii) Any cash position reflected in the Base Index, plus

(iii) Interest on the portion, if any, of such cash position that was reflected in the Base Index as of the previous Rebalancing Date (excluding the proceeds from any hypothetical short sales of Acquirer stock) at the Fed Funds rate accrued on a daily basis, plus

(iv) Interest on the proceeds of any hypothetical short sales of Acquirer stock at the Fed Funds rate minus 35 basis points (0.35% representing a borrow fee related to the hypothetical short position), minus

(v) To the extent that the then current value of the long Base Index Components then represented in the Base Index exceeds the total Base Index level, interest on such excess position at the rate of the 1-month LIBOR as of the last Rebalancing Date to reflect the cost of borrowing to obtain such excess position, minus

(vi) The then current value in United States dollars of any short Base Index Components then represented in the Base Index, minus

(vii) A Base Index calculation fee equal to 0.50% per annum of the Base Index level, applied as described herein and the cost that would be incurred to borrow money to fund the notional long position in the Base Index.

To calculate the Base Index level, before adjustment for the Base Index calculation fee, the Base Index Calculation Agent will divide the value of the Base Index Components by a Divisor that is used to account for the other elements listed above (other than the Base Index calculation fee).

Detailed Description

The following is a detailed description of the calculation of the Base Index level.

The Base Index accrues a daily fee that is subtracted from the Base Index each calendar day but is published only on business days.

VENti = The Base Index level on any calendar day “t” at time “i”, which is calculated as follows:

Where,

Where,

Vti= Base Index level, without adjusting for the Base Index calculation fee for the cost that would be incurred to borrow money to fund the notional long position in the index, on the current calendar day “t” at time “i”, or, if calendar day “t” is not a trading day, the Base Index level, without adjusting for the Base Index calculation fee, as of 5:00 p.m., New York City time, on the most recent trading day.

On a trading day, Vti is calculated as follows:

Where,

SSmrt= Security shares of each security “m” on the current trading day “t” at time “i”, which means the number of shares of such security “m” included in the Base Index on the current trading day “t” at time “i”, as determined as described below on the Rebalancing Date “r” on which it was included in the Base Index.

SLmti= Security level of each security “m” on the current trading day “t” at time “i”, which means the current market price of such security “m” on the current trading day “t” at time “i” (or, if such security “m” is not trading on the primary securities exchange for such security “m” during regular trading hours for such exchange at such time “i” on such trading day “t”, the most recent closing price of such security “m” on such exchange), as determined by the Base Index Calculation Agent.
Dti = The divisor, which is calculated on trading day “t” as follows:

Where,

ARr,t = The accrual of rates adjustment from the previous Rebalancing Date “r” to the current trading day “t”, which is calculated as follows:

ARi = ((max(0,Vr-LPr) - SPr).CRr - max(0,LPr-Vr).CBr+0.0035.SPr).di /360

Where,

Vr = Base Index level, without adjusting for the Base Index calculation fee, at 5:00 p.m., New York City time, on the previous Rebalancing Date “r”

CRr = Cash rate, which is equal to the annual Fed Funds effective rate published on the previous Rebalancing Date “r”, where the Fed Funds effective rate on any date is equal to the rate set forth in H.15(519) for such date opposite the caption “Federal funds (effective)” as such rate is displayed on Bloomberg FEDL01 <Index> (or any successor page)

CBr= Cash borrow rate, which is equal to the 1 month LIBOR rate published on the previous Rebalancing Date “r”, where the 1 month LIBOR rate on any date is equal to the rate displayed on Bloomberg page US0001M <Index> (or any successor page)

di= Number of calendar days in the period from but excluding the previous business day “i-1” to and including the current trading day “i”

SPr = Short Position on the previous Rebalancing Date “r”, which is calculated as follows:

LPr = Long Position on the previous Rebalancing Date “r”, which is calculated as follows:

Where for each of the Short Position and Long Position as of the previous Rebalancing Date “r”:

SSmr = Security Shares of each security “m”, which means the number of shares of such security “m” included in the Base Index as of the previous Rebalancing Date “r”
SLmr = closing price of each security “m” on the previous Rebalancing Date “r”

ADr,t = the Accrued dividends adjustment on the current trading day “t”, which is calculated as follows:

Where,

SDmr,t = Aggregate per share amount of cash dividends paid in respect of each security “m” included in the Base Index as of the previous Rebalancing Date “r”, which dividends have ex-dates occurring during the period from but excluding such most recent Rebalancing Date “r” to and including the current trading day “t”.
ASr,t= Accrued shares dropped, which represents the value of all securities that have been removed from the Base Index from the previous Rebalancing Date “r” to the current trading day “t”, which is calculated as follows:

Where,

DSSmr = Dropped security shares of each security “m”, which means the number of shares of each security “m”, as determined as described below on a Rebalancing Date on which it was included in the Base Index, for each such security “m” that was removed from the Base Index from but excluding the previous Rebalancing Date “r” to and including the current trading day “t”

DSLmx= Dropped closing price of each security “m” on the day “x” that it was removed from the Base Index

The number of shares of the security “m” to be included on Rebalancing Date “r” is calculated as follows:

SSmr = Vfa . SWma / SLmfa
Where,

SWma= Net Weight of the security “m” as calculated based on the announce date “a” relating to such security “m”

SLmfa = Closing price of the security “m” on the third trading day immediately following the announce date “a” relating to such security “m”

Vfa= Base Index level, without adjusting for the Base Index calculation fee or the cost that would be incurred to borrow money to fund the notional long position in the base index, at 5:00 p.m., New York City time, on the third trading day immediately following the announce date “a” relating to such security “m”
DNt = The net divisor for the month that includes calendar day “t”, which resets on the first calendar day of every month and is calculated as follows

DNt = VEt-l / VENt-l
Where,

VEt-l = VEti at 5:00 p.m., New York City Time, on the previous calendar day “t-1”

VENt-l= VENti at 5:00 p.m., New York City Time, on the previous calendar day “t-1”

DEt= The excess net divisor for the month that includes the current calendar day “t”, which resets on the first calendar day of every month and is calculated as follows:

DEt = Vt-l / VEt-l

Where,

Vt-l= The Base Index level, without adjusting for the base index calculation fee or the cost that would be incurred to borrow money to fund the notional long position in the Base Index, at 5:00 p.m., New York City time, on the previous calendar day “t-1” (i.e., the last calendar day of the previous month), or if day “t-1” is not a trading day, the Base Index level, without adjusting for such costs, as of 5:00 p.m., New York City time, the most recent trading day prior to calendar day “t-1”.

VEt-l= VEti, at 5:00 p.m., New York City time, on the previous calendar day “t-1” (i.e., the last calendar day of the previous month).

ΦICF,t = the accrued base index calculation fee, for the calendar month that includes day “t” (based on an actual/365 day count convention), which is calculated daily with respect to the previous day’s index value, VENt-l, as follows:

Where,

ICF = Index Calculation Fee set by the Index Committee of 0.50% per annum.

ΦAER,t = the accrued excess rate difference for the calendar month that includes the current business day “t” (based on an actual/360 day count convention), which is calculated daily with respect to the previous business day’s Base Index level, VEt-l, as follows:

Where,

 = the sum for each business day in the month from and including the first business day of the month to but excluding the current business day “t”

AERi = (-LPr . CBr + (0.0035 - CRr) . SPr) . di /360

In the event of a stock split or stock dividend or similar event, the number of shares of the security affected may be adjusted to maintain consistency.

Base Index Calculation Agent and Base Index Committee

NYSE Arca, Inc. or another party designated by the Base Index Committee (as defined below), will act as the Base Index calculation agent (the “Base Index Calculation Agent”) and will be responsible for the calculation of the level of the Base Index, using the data and methodologies described herein and as determined by the Base Index committee (defined below). The Base Index Calculation Agent will consult with the Base Index Committee in interpreting the rules and methodology of the Base Index (the “Base Index Methodology”). The Base Index Committee will be the final authority on the Base Index and the interpretation of the Base Index Methodology. The Base Index Calculation Agent will publish the Base Index level with respect to any trading day on Bloomberg under the ticker symbol “CSLABMN” (or on any successor page at the sole and absolute discretion of the Base Index committee) approximately every fifteen (15) seconds (assuming the Base Index level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each trading day, and will publish the closing level of the Base Index for each trading day by approximately 5:00 p.m. (New York City time) on each such day.

The “Base Index Committee” is comprised of the Head of Credit Suisse Alternative Beta Research, the Head of Credit Suisse Alternative Beta Portfolio Management, the Head of Credit Suisse Quantitative Equity Group within Asset Management, the Head of Credit Suisse Quantitative Strategies within Asset Management, the Head of Event Driven Hedge Fund Strategies within Asset Management, or such other persons as may be elected following the procedures of the Base Index Committee. The Base Index Committee has responsibility for approving certain actions under the Base Index Methodology and will be consulted by the Base Index Calculation Agent on matters of interpretation with respect to the Base Index Methodology.

Base Index Disruption Events

In the sole determination of the Base Index Committee, publication of the Base Index levels may be suspended upon:

•	any suspension of, or limitation imposed on trading (i) in any Base Index Component or (ii) on any exchange on which 20% of Base Index Components trade;

any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, Base Index Components that have a total Aggregate Weight representing 20% of the Aggregate Weight of the Base Index (“Aggregate Weight” of any Base Index Components means the sum of the absolute values of the Net Weights of all such Base Index Components), as determined by the Base Index Committee.

Historical Information

The following graph sets forth the hypothetical performance of the Underlying from July 1, 2010 through February 23, 2011 and actual historical performance of the Underlying from February 24, 2011 through May 26, 2011. Because the Underlying was only created on February 24, 2011, the Base Index Sponsor has retrospectively calculated the hypothetical performance of the Underlying for July 1, 2010 through February 23, 2011 to illustrate how the Underlying may have performed had it been created contemporaneously with the Base Index, but those calculations are subject to many limitations.  Although the Base Index Sponsor believes that the retrospective calculation of the Underlying performance and Underlying levels represent accurately and fairly how the Underlying would have performed from July 1, 2010 through February 23, 2011, the Underlying did not, in fact, exist during that period and certain assumptions were made in performing the retrospective calculation that may have affected the Underlying’s hypothetical performance for this period. In addition, the Base Index’s rules were revised on September 1, 2010 to (1) require the Target to have an average monthly trading volume greater than $25 million and (2) provide for inclusion of Deals where the Target has a market capitalization greater than $250 million (instead of $500 million) if there would otherwise be fewer than 20 Index Components, both as described above.  The Underlying levels included prior to September 1, 2010 do not reflect the modification to the Base Index rules that took place on that date.  You should be aware that no actual investment allowing for tracking of the performance of the Underlying was possible at any time prior to February 24, 2011.  The hypothetical and historical performance of the Underlying and the Underlying levels should not be taken as an indication of future performance, and no assurance can be given as to the level of the Underlying on any given date.

The closing level of the Underlying on May 26, 2011 was 1041.55. We obtained the closing levels for the period from February 24, 2011 through May 26, 2011 from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in a payment on the securities in excess of your initial investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

For further information on the Credit Suisse Merger Arbitrage Liquid Risk Controlled Index, see “The Credit Suisse Merger Arbitrage Liquid Risk Controlled Index” herein.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Obligations”) in the manner described below.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.  For example, the IRS could assert that each reconstitution or rebalancing (collectively, "Rebalancing") of the reference index constitutes a taxable event to you.  If the IRS were to prevail in treating each Rebalancing of the reference index as a taxable event, you would recognize capital gain and, possibly, loss on the securities on the date of each Rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time.  Such gain or loss generally would be short-term capital gain or loss.  Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations.  As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•           require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•           require you to accrue original issue discount at the comparable yield (as described below); and

•           generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•           the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities,adjusted for the length of the accrual period;

•           divided by the number of days in the accrual period; and

•           multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.  The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the maturity date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities.  We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities.  Accordingly, we have determined that the comparable yield is an annual rate of 2.8775%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments.  For purposes of this determination — and only for purposes of this determination, which is required for federal income tax purposes — we have assumed that the securities will not be called and will be held until the maturity date.  Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the maturity date, at which time the projected payment amount includes $295,659 of interest on the aggregate principal amount.  For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference.  If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess.  Such positive adjustment will be treated as additional original issue discount in such taxable year.  If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit.  A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued inthe current year will be treated as ordinary loss to the extent of your total prior original issuediscount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, orredemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security.  Any gain on a security generally will be treated as ordinary income.  Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities.  Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year.  The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security.  Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless  (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $25.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
$1,925,000 CS Notes due May 31, 2016 (the “Securities”)
Linked to the Performance of the Credit Suisse Merger Arbitrage Liquid Risk Controlled Index
Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon.  See the Pricing Supplement dated May 25, 2011 for additional information.  Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities.  The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $1,925,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount:  $1,925,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-11	0.00	4,615.99	1,929,615.99	153.87
31-Dec-11	0.00	27,762.35	1,957,378.34	154.24
30-Jun-12	0.00	28,161.78	1,985,540.12	156.45
31-Dec-12	0.00	28,566.96	2,014,107.08	158.71
30-Jun-13	0.00	28,977.97	2,043,085.04	160.99
31-Dec-13	0.00	29,394.89	2,072,479.93	163.30
30-Jun-14	0.00	29,817.81	2,102,297.74	165.65
31-Dec-14	0.00	30,246.81	2,132,544.54	168.04
30-Jun-15	0.00	30,681.98	2,163,226.53	170.46
31-Dec-15	0.00	31,123.42	2,194,349.95	172.91
31-May-16	0.00	26,309.34	2,220,659.29	175.40

Projected Amount Payable at Retirement			2,220,659.29

Principal Amount:  $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-11	0.00	2.40	1,002.40	0.0799
31-Dec-11	0.00	14.42	1,016.82	0.0801
30-Jun-12	0.00	14.63	1,031.45	0.0813
31-Dec-12	0.00	14.84	1,046.29	0.0824
30-Jun-13	0.00	15.05	1,061.34	0.0836
31-Dec-13	0.00	15.27	1,076.61	0.0848
30-Jun-14	0.00	15.49	1,092.10	0.0861
31-Dec-14	0.00	15.71	1,107.82	0.0873
30-Jun-15	0.00	15.94	1,123.75	0.0885
31-Dec-15	0.00	16.17	1,139.92	0.0898
31-May-16	0.00	13.67	1,153.59	0.0911

Projected Amount Payable at Retirement			1,153.59

*The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 2.8775% per annum.  Assumptions regarding future events are inherently uncertain.  Actual payments may vary materially from the hypothetical payment schedule due to a number of factors.  Additional information regarding assumptions is available upon request.  See the Pricing Supplement for additional information.

Credit Suisse